Schedule II-Valuation and Qualifying Accounts
Conn's, Inc.

Col A	Col B	Col C		Col D	Col E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts- Describe	Deductions- Describe[1]	Balance at End of Period

Year ended January 31, 2004
Reserves and allowances from asset accounts:
Allowance for doubtful accounts	117	2,504	-	(702)	1,919

Year ended January 31, 2005
Reserves and allowances from asset accounts:
Allowance for doubtful accounts	1,919	2,589	-	(2,297)	2,211

Year ended January 31, 2006
Reserves and allowances from asset accounts:
Allowance for doubtful accounts	2,211	1,133	-	(2,430)	914

1 Uncollectible accounts written off, net of recoveries